FUND ACCOUNTING SERVICE AGREEMENT

         This agreement (the "Agreement") is entered into as of the _____ day of _______, 1996 by and between The World Funds, Inc., (the "Fund"), an open-end diversified investment business corporation organized under the laws of Maryland and having its office at 1500 Forest Drive Suite 223, Richmond, Virginia, 23229, for the benefit of the Sand Hill Portfolio Manager Fund series (the "Series") and Star Bank, National Association, (the "Star Bank"), a national banking association having its principal office at 425 Walnut Street, Cincinnati, Ohio, 45202.
         WHEREAS, the Fund desires to appoint Star Bank as an Accounting Services Agent to maintain and keep current the books, accounts, records, journals or other records of original entry relating to the business of the Series as set forth in this Agreement; and
         WHEREAS, the Fund will cause to be provided certain information to Star Bank as set forth below:
         NOW, THEREFORE, in consideration of the premises and mutual convenants hereafter contained, the parties hereto agree as follows:

Section 1.  DEFINITIONS
         For purposes of this Agreement, the terms Oral Instructions and Written Instructions shall mean:
(a) Oral Instructions: The term Oral Instructions shall mean an authorization, instruction, approval, item or set of data, or information of any kind transmitted to Star Bank in person or by telephone, telegram, telecopy or other mechanical or documentary means lacking an original signature, by a person or persons believed in good faith by Star Bank to be a person or persons authorized by a resolution of the Board of Directors of the Fund, to give Oral Instructions on behalf of the Fund.

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(b)  Written   Instructions:   The  term  Written  Instructions  shall  mean  an
authorization, instruction, approval, item or set of data or information of any kind transmitted to Star Bank bearing an original signature of an authorized
person,  or  a  copy  of  such  document   transmitted  by  telecopy   including
transmission of such signature believed in good faith by Star Bank to be the signature of a person authorized by a resolution of the Board of Directors of the Fund to give Written Instructions of behalf of the Fund.
(c) The Fund shall file with Star Bank a certified copy of each resolution of its Board of Directors authorizing execution of Written Instructions or the transmittal of Oral Instructions as provided above.

Section  2.  SCOPE OF  DUTIES  OF STAR BANK
(a) Upon receipt of the necessary information from the Fund or its agents by Written or Oral Instructions, Star Bank shall maintain and keep current the following Accounts and Records relating to the business of the Series, in such form as may be mutually agreed to between the Fund and Star Bank, and as may be required by the Investment Company Act of 1940 (the "Act"):
         (1)      Cash Receipts Journal
         (2)      Cash Disbursements Journal
         (3)      Dividends Paid and Payable Schedule
         (4)      Purchase and Sales Journals - Portfolio Securities
         (5)      Subscription and Redemption Journals
         (6)      Security Ledgers - Transaction Report and Tax Lot Report
         (7)      Broker Ledger - Commission Report
         (8)      Daily Expense Accruals
         (9)      Daily Interest Accruals
         (10)     Daily Trial Balance
         (11)     Portfolio Interest Receivable and Income Journal
         (12) Listing of Portfolio Holdings showing cost, market value and percentage of portfolio comprised of each security.

(b) Star Bank shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

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Section 3. LIMITATION OF LIABILITY OF STAR BANK
(a) Unless necessary information to perform the above functions is furnished by Written or Oral Instructions to Star Bank in a timely manner to enable the daily calculation of the Fund's net asset value at the time set by the Fund pursuant to Rule 22c-1 under the Act, Star Bank shall incur no liability, and the Fund shall indemnify and hold harmless Star Bank from and against any liability arising from any failure to provide complete information or from any discrepancy between the information received by Star Bank and used in such calculations and any subsequent information received from the Fund or any of its designated Agents.
(b) Star Bank may rely upon the advice of the Fund, or of counsel for the Fund and upon statements of the Fund's independent accountants, brokers and other persons reasonably believed by it in good faith to be expert in the matters upon which they are consulted and for any actions reasonably taken in good faith reliance upon such statements and without negligence or willful misconduct, Star Bank shall not be liable to anyone.

Section 4.  REPORTS
(a) The Fund shall provide to Star Bank on a quarterly basis a report of a duly authorized officer of the Fund representing that all information furnished to Star Bank during the preceding quarter was true, complete and correct in all material respects. Star Bank shall not be responsible for the accuracy of any information furnished to it by the Fund or its authorized agents, and the Fund shall hold Star Bank harmless in regard to any liability incurred by reason of the inaccuracy of such information.
(b) Whenever, in the course of performing its duties under this Agreement, Star Bank determines, on the basis of information supplied to Star Bank by the Fund or its authorized agents, that a violation of applicable law has occurred or that, to its knowledge, a possible violation of applicable law may have occurred or, with the passage of time, would occur, Star Bank shall promptly notify the Fund and its counsel of such violation.

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Section 5.  PRICING
(a) Star Bank shall perform ministerial calculations necessary to calculate the Fund's net asset value daily, in accordance with the Fund's current prospectus
and  utilizing  the  information   described  in  this  Section.
(b) Portfolio investments for which market value is to be determined by the use of an automated financial service (a "Pricing Service") approved by the Fund shall be valued based on the prices of the portfolio investment reported by such Pricing Service except where the Fund has given or caused to be given specific Written or Oral Instructions to utilize a different value. Notwithstanding any information obtained from a Pricing Service, all portfolio securities shall be given such values as the Fund shall direct by Written or Oral Instructions, including all restricted securities and other securities requiring valuation not readily ascertainable solely by the use of such a Pricing Service.
(c) Star Bank shall have no responsibility or liability for the accuracy of prices quoted by any recognized Pricing Service used by it pursuant to the preceding paragraph; for the accuracy of the information supplied by the Fund; or for any loss, liability, damage, or cost arising out of any inaccuracy of such data, unless Star Bank is itself negligent with respect thereto.

Section 6. RELIANCE UPON INSTRUCTIONS
(a) For all purposes under this Agreement, Star Bank is authorized to act upon receipt of the first of any Written or Oral Instructions it receives from the Fund or authorized agents of the Fund. In cases where the first instruction is an Oral Instruction that is not in the form of a document or written record, a confirmatory Written Instruction or Oral Instruction in the form of a document or written record shall be delivered, and in cases where Star Bank receives an Instruction, whether Written or Oral, to enter a portfolio transaction on the records, the Fund shall cause the broker-dealer to send a written confirmation to Star Bank.

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(b) Star Bank shall be entitled to rely on the first Instruction received by it, and for any act or omission undertaken in compliance therewith shall be free of liability and fully indemnified and held harmless by the Fund. If additional Instructions are received by the bank prior to complying with the original Instruction, the sole obligation of Star Bank with respect to any follow-up or confirmatory Written Instruction, Oral Instruction in documentary or written form, or broker-dealer written confirmation shall be to make reasonable efforts to detect any such discrepancy between the original Instruction and such confirmation and to report such discrepancy to the Fund. The Fund shall be responsible, at the Fund's expense, for taking any action, including any reprocessing, necessary to correct any discrepancy or error.

Section 7.  OWNERSHIP  OF AND ACCESS TO FUND RECORDS
(a) It is agreed that the Accounts and Records maintained by Star Bank for the Fund are the property of the Fund, and shall be made available to the Fund promptly upon request and shall be maintained for the periods prescribed in Rule 31(a)-2 under the Act.
(b) Star Bank shall assist the Fund's independent auditors or, upon lawful demand, any authorized regulatory body, in any authorized inspection or review of the Fund's Accounts and Records.

Section 8.  PROCEDURES AND COMPLIANCE
Star Bank and the Fund may from time to time adopt such procedures as they agree upon in writing, and Star Bank may conclusively assume that any procedure approved or directed by the Fund does not conflict with or violate any requirements of its Prospectus, Articles of Incorporation, By-Laws, or any rule or regulation of any regulatory body or governmental agency. The Fund shall be responsible for notifying Star Bank of any changes in regulations or rules which might necessitate changes in Star Bank's procedures, and for working out such changes with Star Bank.

Section 9.  COMPENSATION

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         In consideration of the services to be performed by Star Bank, the Fund agrees to pay Star Bank the fees and reimbursement of out-of-pocket expenses as set forth in the fee schedule attached hereto as Schedule A.

Section 10.  HOLIDAYS
         Nothing contained in this Agreement is intended to or shall require Star Bank, in any capacity hereunder, to perform any functions or duties on any holiday, day of special observance or any other day on which the Custodian or the New York Stock Exchange is closed. Functions or duties normally scheduled to be performed on such days shall be performed, and as of, the next succeeding business day on which both the New York Stock Exchange and the Custodian are open. Not withstanding the foregoing, Star Bank shall compute the net asset value of the Fund on each day required pursuant to Rule 22c-1 promulgated under the Act.

Section 11.   AGENTS
         Star Bank reserves the right to appoint, in its sole discretion, agents who may serve as accounting service agents, or perform any part of the duties and responsibilities of Star Bank under this Agreement.

Section 12.   TERMINATION
         Either Party hereto may give written notice to the other party (the "Termination Notice") of the termination of this Agreement. Such Termination Notice shall state a date upon which the termination is effective (the "Termination Date"), which shall be not less than sixty (60) days after the date of the giving of the notice unless otherwise agreed by the parties hereto in writing.

Section 13.   NOTICE
         Any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first class mail, postage prepaid to the respective parties as follows:

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         If to the Fund:
                  The World Funds, Inc.
                  1500 Forest Drive Suite 223
                  Richmond, VA 23229

         If to Star Bank:
                  Star Bank, N.A.
                  425 Walnut Street ML 6118
                  Cincinnati, OH 45202

Section 14.   AMENDMENTS TO BE IN WRITING
         This Agreement may be amended from time to time by a writing executed by the Fund and Star Bank. The compensation stated in Schedule A attached hereto may be adjusted from time to time by the execution of a new schedule signed by both of the parties.

Section 15.    CONTROLLING LAW
         This Agreement shall be construed in accordance with the laws of the State of Ohio.

Section 16.    JURISDICTION
         Any legal action, suit or proceeding to be instituted by either party with respect to this Agreement shall be brought by such party exclusively in the courts of the State of Ohio or in courts of the United States for the Southern District of Ohio, and each party, by its execution of this Agreement, irrevocably (i) submits to such jurisdiction and (ii) consents to the service of any process or pleadings by first class U.S. mail, postage prepaid and return receipt requested, or by any other means from time to time authorized by the laws of such jurisdiction.

Section 17.   COUNTERPARTS
         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such

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counterparts shall, together, constitute only one instrument.

Section 18.   HEADINGS
         The headings of paragraphs in this Agreement are for convenience of reference only and shall not affect the meaning or construction of any provision of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective Officers, thereunto duly authorized as of the day and year first above written.

                                               The World Funds, Inc.
ATTEST:
                                               By:  /s/ JOHN PASCO III
                                                 ------------------------------
______________________                                  John Pasco III
                                               Title:   Chairman


                                               Star Bank, N.A.
ATTEST:
                                               By:  /s/ MARSHA A. CROXTON
                                                  -----------------------------
____________________                                    Marsha A. Croxton
                                               Title:   Vice President